Exhibit 99.2
New Jersey Resources
Conference Call
November 1, 2006

New Jersey Resources Conference Call November 1, 2006

Operator: Good day everyone and welcome to today’s New Jersey Resources fiscal 2006 year end conference call. Today’s call is being recorded.
At this time, I’d like to turn the call over to the Manager of the Treasury Services, Mr. Dennis Puma. Please go ahead, sir.
Dennis Puma: Thank you, Felicia. Good afternoon everyone; welcome to the New Jersey Resources fiscal fourth quarter and year end 2006 conference call and Webcast.
I’m joined today by Larry Downes, our Chairman and CEO; Glenn Lockwood, our Senior Vice President and CFO; as well as other members of our senior management team.
As you know, certain statements in our news release and in today’s call contain statements and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
We wish to caution readers of our news release and listeners to this call that the assumptions forming the basis for forward-looking statements including many factors that are beyond our control, or — beyond our control, or we can not estimate precisely, which could cause results to materially differ than company’s expectations.
A list of these items can be found, but is not limited to, items in the forward-looking statements section of today’s news release, on Form 10-K filed on November 29th, 2005, and on New Jersey Resources’ quarterly report on Form 10-Q filed on August 9th, 2006, all of which can be found at SEC.gov, and in our press release issued this morning, which was filed on Form 8-K.

New Jersey Resources Conference Call November 1, 2006

NJR does not, by including this statement, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.
At this time, I’d like to turn the call over to our Chairman, Larry Downes.
Larry Downes: Thanks, Dennis, and good afternoon everyone, and as always, thank you for joining us on the call this afternoon.
First of all, as you know, I’m pleased to report that our business model continues to provide us with consistent financial results, this morning we reported our fifteenth consecutive year of earnings growth when we release fiscal 2006 earnings of $2.82 per basic share, which compares favorably with last year’s $2.70 per basic share, which is net of certain items.
The increase in earnings this year is due primarily to excellent results at our wholesale energy services company, NJR Energy Services. Our primary subsidiary, New Jersey Natural Gas, again recorded strong customer growth, but that growth was tempered this fiscal year by the impact of higher wholesale natural gas prices on customer usage.
On the positive side for New Jersey Natural Gas, our margin sharing incentive programs performed very well, providing benefits to both our customers and our shareowners.
Now before I turn the call over to Glenn who will give you more of the details behind the numbers, there are a couple of points I do want to make. First of all, our share owners have been rewarded with a one-year total return of 10.4 percent, and on a longer-term basis, have enjoyed a five-year average annual total return of 13.6 percent. That longer-term number compares favorably with the S&P 500 index return of 6.6 percent during the same period.

New Jersey Resources Conference Call November 1, 2006

Secondly, I am also pleased to report to you that our board of directors approved a 5.5 percent increase in our quarterly dividend rate to 38 cents per share from the current level of 36 cents per share.
The new quarterly rate is effective with the dividend that’s payable on January 2nd, 2007 to share owners of record on December 15th, 2006. And which will make the indicated annual dividend rate now $1.52 per share. This year, our dividend payout ratio is 51 percent; we continue to believe that this allows us to maintain a healthy balance between dividends being paid to our share owners, and earnings being reinvested into our business to support future earnings per share growth, as well as access to the capital we need to support our growth.
Third, to address the usage issue, as you know, in December of 2005, we filed a proposal to implement an adjustment clause, which is commonly referred to as a decoupling clause. Working in partnership with the Board of Public Utilities and the Division of Rate Council, we were able to develop a proposal that was approved by the Board of Public Utilities on October 12th. This program, which you will hear us refer to as our conservation incentive program, or CIP, will enable us to help customers save money by more actively promoting conservation and energy efficiency, while at the same time allowing the company to maintain a strong financial profile. Mark Sperduto, who’s our Vice President of Regulatory Affairs, will discuss more of the details of the CIP in just a few minutes.
And fourth, I want to extend a special thanks to all of our employees without whom we would not be reporting these excellent results today, we’re proud of the fact that this is our fifteenth year of consecutive earnings growth, we believe that’s the longest streak in the industry. And it’s really our employees that continue to be the driver that allows us to carry out our primary mission of providing safe, reliable and affordable service to our customers while meeting the needs of all of our stakeholders.

New Jersey Resources Conference Call November 1, 2006

And finally assuming stable economic conditions, continued customer growth and the anticipated impact of the CIP at New Jersey Natural Gas, as well as continued volatility in the wholesale natural gas markets at NJR Energy Services, and subject to all of the other factors discussed in the forward-looking statements which we’ve spoken of today in our release, we are introducing an earnings estimate for fiscal 2007 of a range of $2.85 to $2.95 per basic share.
As always, I want to thank you all for your interest in NJR, and the fact that you’ve committed your capital to our company, we’re grateful for that.
And with that, I’d like to turn the call over to Glenn.
Glenn Lockwood: Thanks, Larry and good afternoon everyone. Our announced earnings for fiscal 2006 was $78.5 million, or $2.82 per basic share, compared with total earnings of 76.3 million, or 2.77 per basic share last year.
However, last year’s earnings included a $6 million or 22 cent per basic share gain on the sale of a commercial office building. Our charge of 1.5 million, or five cents per basic share associated with the voluntary office and retirement program, and an impairment charge of two and a half million dollars, or nine cents per basic share due to a change in strategy of (CR&R).
So net of these items, NJRs earnings last year was $74.4 million, or $2.70 per basic share. On a diluted basis, earnings per share for the fiscal year increased to $2.80 compared with $2.71 last year.
For the fourth fiscal quarter of fiscal 2006, NJR posted a loss of 43 cents per basic and diluted per share, compared with a loss of 27 cents per basic and diluted share last year. And last year’s quarterly earnings included that impairment charge of nine cents per basic share due to that change in a strategy in (CR&R).

New Jersey Resources Conference Call November 1, 2006

The decrease in earnings for the three-month period is attributable to increased fixed demand charges, seasonality, and higher operation and maintenance expenses and interest costs at NJR (ES), and weaker results at NJNG due largely to the impact of seasonality, lower customer usage, and costs associated with our new CIP program.
A quick update on our share repurchase program, you may recall that earlier in the year we announced an increase to the plan to 3.5 million shares. During fiscal 2006, we repurchased 995,100 shares under the plan, bringing the total invested to $128 million, or 3.15 million shares at a split adjusted average price of $33.44.
Turning to consolidated (O&M), those expenses were 121.4 million for the fiscal year, compared with 108.1 million last year. For the quarter, (O&M) was 35.2 million, compared with 30.2 million last year. The increase in both periods was due primarily to $1.8 million of costs we’ve incurred in conjunction with the CIP program, increased labor, and increased charitable contributions.
Turning to our business segments, first New Jersey Natural Gas. NJNG earned $46.9 million in fiscal 2006, compared with 53.4 million last year. This decrease was due primarily to the impact of lower customer usage per degree — per degree day.
We believe that the lower usage was due primarily to customer conservation resulting from higher wholesale natural gas prices, as well as the warmer weather than in the prior year, which more than offset continued strong customer growth.
In the quarter, NJNG lost $7 million, versus a loss of 3.6 million last year. The lower earnings in the quarter were attributable to the seasonal nature of the business, as previously forecast by management, as well as costs incurred by NJNG related to the CIP program.

New Jersey Resources Conference Call November 1, 2006

These CIP costs represent the present value of the minimum level of funding for programs that encourage energy efficiency and further conservation efforts, as required by the CIP agreement with the (BPU).
NJNG remains our core business, and it continues to be characterized by strong retail customer growth, a stable customer base, and excellent demographics.
On customer growth, NJNG added 10,159 new customers in fiscal 2006, of which 34 percent converted from other fuels. NJNG also added natural gas heat and other services to 874 existing customers during the year.
NJNG expects to maintain an approximate 2.2 percent annual customer growth rate in fiscal 2007, which is above the national average for natural gas distribution companies.
The weather in fiscal 2006 was 9.9 percent warmer than normal, and 124 — 11.4 percent warmer than last year. And normal weather is defined as 20-year average temperatures. Now the impact of the weather is offset by NJNGs weather normalization clause, which is designed to smooth out year to year fluctuations on NJNGs gross margin, and customer’s bills that may result from changing weather patterns. Included in the WNC is the assumption that usage per degree day is equal to the average over the last four years.
As a result of the warmer than normal weather, we — NJNG did accrue $10.3 million of gross margin during the fiscal year to be collected from customers in the future. However, gross margin was negatively impacted by that lower usage per degree day, which was 5.6 percent lower than the four-year average. We believe that this resulted mainly from the impact of the decreased customer usage caused by higher wholesale natural gas prices.

New Jersey Resources Conference Call November 1, 2006

As we said earlier this month, we received approval from the (BPU) for the new CIP, which replaces the existing WNC.
I’d like to ask Mark Sperduto, our VP of Regulatory Affairs, to give you some of the highlights of the new program.
Mark Sperduto: Thanks, Glenn, and good afternoon. We are very pleased to have in place a new program which has left ((inaudible)) we have been seeing at NJNG. The (BPU) approved the stipulation agreement for the conservation incentive program, or the CIP, on October 12th, 2006, and adding a three-year pilot program which is in effect beginning with fiscal year 2007. The CIP replaces the existing weather normalization clause, and will adjust NJNGs gross margin for the impact of changes in average customer usage from a negotiated benchmark level that is attributable to weather and other factors.
The resident — excuse me — the residential heating benchmark for NJNG, which encompasses about 90 percent of our total customer base, is 1,113 terms annually. There are separate benchmarks for residential non-heating customers and commercial customers. Gross margin deficiencies attributable to conservation and other non-weather related factors will be recovered from customers in the subsequent year. However, any non-weather related deficiencies will be limited to a level of agreed upon gas supply savings.
This stipulation acknowledged an initial level of agreed upon savings of $10.6 million for each year of the pilot. This amount has been realized by releasing certain capacity with (BPU) approval from NJNG to NJRES, the wholesale energy services subsidiary of NJR.
During each year of the pilot program, the non-weather related CIP charge, if any, will be compared to the (BGSS) cost savings during the period that the charge would be in effect. Specifically the impact of non-weather related changes in customer usage for the period October

New Jersey Resources Conference Call November 1, 2006

1, 2006 through September 30th, 2007 will be eligible for recovery in the subsequent year, provided that this impact is less than or equal to the value of the 10.6 million (BGSS) savings discussed previously.
Any portion of the non-weather CIP value that exceeds the available gas cost savings in one year would be deferred and recovered subject to the same eligibility tests in the subsequent period.
Deferred CIP charges may be recovered in a future period to the extent that available gas cost savings are available to offset the deferred amount. As with the WNC, the CIP includes a return on equity test. The (ROE) limit will be set at 10.5 percent for the CIP, compared with 11.5 percent for the WNC. The test will operate identical to the WNC, and will not permit the utility to recover any portion of a CIP deficiency or charge that will cause NJNG to earn in excess of 10.5 percent (ROE) during the period. As with the WNC, (ROE) for this program excludes margins from incentive programs and certain other items.
If NJNG has not filed for a review of its base rates by October 1, 2008, the ROE used in the test will be reduced to 10.25 percent. Also as part of the agreement, NJNG will fund the additional customer conservation programs during the term of the pilot. In fiscal 2006, NJNG recorded a charge of 1.8 million for the conservation program funding; this amount represents the present value of the minimum level of funding for the conservation programs.
I’d like to turn the call back over to Glenn.
Glenn Lockwood: Thanks, Mark. Turning to those incentive programs.
During the fiscal year, NJNG incentive programs, which include off system sales, capacity release, storage optimization and financial risk management programs total 38.4 billion cubic feet,

New Jersey Resources Conference Call November 1, 2006

and 7.4 million of gross margin, compared with 52.4 BCF, and 6.1 million of gross margin for the same period last year.
The increase in the gross margin was due primarily to the storage incentive and financial risk management programs, both of which are affected by the volatile wholesale natural gas commodity market. For the three months, these programs totaled 8.4 BCF, and $876,000 of gross margin, compared with 13.7 BCF, and 1.3 million of gross margin.
The decrease in gross margin in the quarter was due primarily to timing differences in that storage incentive program. NJNG shares the gross margin earned from these incentive programs with customers and share owners according to a gross margin sharing formula in effect through October of 2007. This fiscal year, customers have saved approximately $35 million in natural gas costs through these programs. And since the establishment of these programs in 1992, NJNGs customers have saved over $301 million on their natural gas bills, or approximately four percent annually.
Turning to NJR Energy Services, they earned $28.1 million during fiscal 2006, compared with 16 and a half million dollars last year. NJRES has developed a portfolio of storage and transportation capacity in the northeast, Gulf Coast, mid continent, Appalachia and Eastern Canada, and these assets become more valuable when prices change between these areas, or between time periods.
The increase in earnings was due primarily to favorable time spreads on larger storage asset positions, as well as securing positive vocational spreads on transportation capacity, which more than offset higher (O&M), charitable contributions and interest costs.
For the quarter ended September 30th, NJRES had a loss of 7.4 million, compared with a loss of 2.2 million last year. The loss in the quarter reflects the increased amount of demand, fees and

New Jersey Resources Conference Call November 1, 2006

interest expense associated with NJRESs growing portfolio of storage and transportation capacity, and higher (O&M) expenses as compared with the same period last year.
Gross margin from this portfolio is generally greater during the winter months while the fixed costs of these assets are spread throughout the year. Therefore consistent with the seasonality, a loss in the fourth quarter was anticipated.
Now I’ll segue into our other business segment, NJR Home Services and other, where the balance of our earnings this year came from this segment, which consists of NJRHS, which provides service, sales, installation of appliances to over 148,000 customers, commercial realty and real estate, which develops commercial real estate, and NJR Energy, which consists primarily of a 5.53 percent equity investment in the Iroquois Gas Transition System Limited Partnership.
Earnings in this segment of fiscal 2006 were $3.6 million, compared with six and a half million dollars last year. However, last year’s earnings included the gain on the sale of the commercial office building, and a six — of $6 million, and the impairment charge of two and a half million dollars recognized in the fourth quarter last year related to undeveloped land in our Atlanta County, New Jersey.
Net of these items and this segment’s portion of the early retirement charge, earnings last year were $3.3 million. NJR Home Services reported — and other reported earnings for the three months ended September 30th of $2.4 million, compared with a loss of 1.6 million last year, and that loss last year included the impairment charge discussed above.
Excluding last year’s gain on the sale, and the impairment charge, the improvement for both periods was due primarily to improved results at NJR Home Services in this last segment.

New Jersey Resources Conference Call November 1, 2006

And with that, I’ll turn the call back over to Dennis and open for questions.
Dennis Puma: OK, Felicia, we’d like to open the lines now for questions.
Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. And if you are using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. That is star one to pose a question.
We’ll go to Jay Yannello of Pali Capital.
Jay Yannello: Good afternoon. Can we have some sort of breakdown for the ‘07 guidance between NJNG, NJRES, NJRHS, just even if you can’t give specifics, can you give us a little guidance there?
Glenn Lockwood: Yes, Jay, this is Glenn. We are comfortable, and our forecast is for NJR Energy Services earnings to be about 25 to — 25 to 30 percent of the overall earnings guidance.
Jay Yannello: OK. And I may have missed it, but I haven’t seen a communication about the new rate structure as a customer. Did you send one out yet?
Male: As a customer?
Jay Yannello: Yes.
Male: Yes, as a customer.
Male: No, we have not.

New Jersey Resources Conference Call November 1, 2006

Jay Yannello: And when would — when would that go out?
Male: Well we’re still awaiting the final (BPU) order, although they voted on it on October 12th, adopting — or adopting as their own the stipulation that was entered into between the company and the parties. The written order has not been issued yet.
Jay Yannello: OK and I know it’s early, and I know the point may not be relevant, but have you seen continued elasticity of demand with the limited amount of heating load we’ve had such far — so far?
Male: It’s too early to tell, Jay, going into this — in this part of the year.
Jay Yannello: OK, all right, thank you.
Operator: We’ll go next to Dan Fidell of A.G. Edwards.
Dan Fidell: Good afternoon, guys.
Male: Hey, Dan.
Male: Hey, Dan.
Male: Hey, Dan.
Dan Fidell: Just a couple of quick questions, first just to clarify there were no one-time items in the fourth quarter.

New Jersey Resources Conference Call November 1, 2006

Male: One time as we talked about last year, no, we did think it was appropriate to point out the costs of the CIP program ...
Dan Fidell: Right.
Male: ... that was a fourth quarter charge.
Dan Fidell: OK. Also just to clarify, you’re looking for — or I guess the way it’s written is that you must file for a rate case by October 1st, ‘08, is that correct?
Male: No, actually it’s — all it — that requirement in the settlement deals with the (ROE) test, which is a test to gauge where the company can recover the calculated deficiencies that result from the CIP program. And the term is that unless we file for a review of our base rates by October of ‘08, I believe it is, that we will reduce the (ROE) test to 10.25 percent.
Dan Fidell: I see and ...
Male: No requirement to file a base rate case.
Dan Fidell: OK. All right. And based on the way it’s written and just sort of — I mean can you give us any kind of a feeling in terms of which way you might be leaning at this point, just with the way it’s leaning? Because we are only a couple of years off, and I guess potentially if you’re leaning toward filing, that would potentially come sooner than later and possibly impact our ‘08 modeling, which we’d start to do now.
Male: And we haven’t — we haven’t finalized anything like that. As we’ve said — as we’ve said throughout the year, you know, we’re constantly looking at different regulatory strategies, but nothing in that regard has been finalized.

New Jersey Resources Conference Call November 1, 2006

Dan Fidell: OK. And in terms of the written order, I — you had mentioned on October 12th they did adopt the stipulations. Are any change planned in the written order, can they change anything in the written order?
Male: The commissioners adopt it at the open public meeting without any change to the settlement, the presented settlement. So there shouldn’t be any changes in the written order.
Dan Fidell: Very good. And then just the last question and I’ll let someone else ask a question. On the dividend hike, very strong, very positive signal, I think. Should we assume this run rate going forward, or do you think the board will be looking at this on a year by year basis?
Male: Well I think it’s fair to say the board definitely looks at it on a year by year basis, but I think we’ve said quite often that we do look for consistency when adopting these recommendations and this dividend increase.
Dan Fidell: Terrific, thanks very much.
Operator: And that is star one if you would like to ask a question. We’ll go to Joann Fairechio of Janney, Montgomery, Scott.
Joann Fairechio: Hi, guys. And I apologize if you mentioned this, because I was trying to write everything down. But do you expect to see additional costs similar to the ones you recorded in the fourth quarter related to implementation of the CIP? And then I just wonder if you could just update me and tell me what you still have in the real estate area, do you still own undeveloped land? Thanks.

New Jersey Resources Conference Call November 1, 2006

Male: Sure, Joann, I’ll cover that. First on the second question. With real estate, we still own some undeveloped land, both in (Mammoth) County and Atlantic County, in total our assets I think are between 15 and $20 million. That’ll be broken out in the 10-K when we’ll file that toward the end of November.
On this — on the first question on the CIP costs, no, that amount of CIP dollars, that’s our minimum level we agreed to in the CIP agreement. We would not have to record additional costs until and unless we spend more than that $1.8 million.
Joann Fairechio: OK. And that you do not anticipate at this time, or is that something you — is ongoing? I guess as you get through the program, or you know ...
Male: Joann, we’re committed to — New Jersey Natural Gas is committed to fund the programs through means that wouldn’t increase customers rates.
Joann Fairechio: OK.
Male: So that’s a long way of saying we’re going to pay for all the program costs.
Joann Fairechio: OK.
Male: At the current time, we only have an initial estimate for year one of the program, but we, as Glenn has mentioned, we’ve agreed to put $2 million — the 1.8 million is the present value for those program costs to recognize those currently.
Joann Fairechio: OK, thank you.
Operator: We’ll go next to Peter Hark of Talon Capital.

New Jersey Resources Conference Call November 1, 2006

Peter Hark: Yes, good afternoon, everybody.
Male: Hi, Pete.
Peter Hark: The first question is on the impact of lower usage. You talked about gross margin being negatively impacted by 5.6 percent lower than the four-year average. What does that translate into in gross margin and dollars?
Glenn Lockwood: Pete, we haven’t broken that out that way yet, we have shown that the weather clause picked up $10.3 million, and we disclosed the specifics of how much warmer than normal it was.
Peter Hark: Right.
Glenn Lockwood: But we haven’t broke out a specific dollar tag directly to lower usage.
Peter Hark: OK, Glenn, thanks. But whatever that is, wouldn’t that be expected to be now recovered under the CIP plan?
Glenn Lockwood: If that same pattern happened next year, yes, those dollars would be recovered from this CIP plan.
Peter Hark: But I thought it would suggest that, you know, based on a four-year average it would get you back to a normalized level here in ‘07 anyway. So, you know, year-over-year, why wouldn’t you pick up whatever that lost gross margin was?
Glenn Lockwood: Well just to be clear, we don’t retroactively catch up to what we lost last year in ‘06.

New Jersey Resources Conference Call November 1, 2006

Peter Hark: OK.
Glenn Lockwood: But your logic is that if in ‘07 we had the same problem that was in ‘06, yes, the CIP would pick up that margin that was quote unquote lost due to conservation or lower usage.
Peter Hark: OK. And then again on the cost side, just to be clear, this 1.8 million that you booked in the fourth quarter of ‘06, that’s just a one-time cost, or is that something that you’ll incur on a quarterly basis let’s say to implement the program?
Glenn Lockwood: No, that is the present value of our minimum liability over the three-year time period, so that’s the cost today. The actual funding of it, the dollars going out the door will happen over the three-year time period.
Peter Hark: OK.
Glenn Lockwood: If there are additional dollars to be spent beyond that minimum level, that is when we would incur those costs from an (O&M) perspective.
Peter Hark: OK, got you. And then for the ‘07 guidance, I just wanted to see a few things. You had incentive gross margins of 7.4 million, are you anticipating similar incentives for ‘07, or higher or lower?
Glenn Lockwood: We don’t break out our projections in that much detail in our earnings guidance, Pete.
Peter Hark: Oh, OK.
Glenn Lockwood: We do expect — the programs are in place through fiscal ‘07.

New Jersey Resources Conference Call November 1, 2006

Peter Hark: OK, and then on the wholesale side — oh, I’m sorry, did somebody have ...
Glenn Lockwood: No, I was just going to say and we did point out that they were especially strong, those incentive margins were especially strong in ‘06 because of the volatile gas market.
Peter Hark: OK. And then moving over to the wholesale side, you know, real good contribution year over year, and we were hopeful that, you know, you could continue this upwards trajectory, I know it depends on volatility in the markets. But you do, you know, make reference here to NJRES, you know, having a growing portfolio of storage and transportation capacity contracts. And I was hoping that you could kind of lend some flavor as to, you know, what we might be looking for in that subsidiary on a year-over-year basis. I know you made a general reference that, you know, 25 to 30 percent of net income would come out of the unregulated side, but you know, more specifically to this, you know, this contracting business.
Glenn Lockwood: Well the 25 to 30 percent was for that one business.
Peter Hark: That’s for the one business.
Glenn Lockwood: Yes, the 25 to 30 percent is from the energy services marketing business. So any other non-utility activities and the — and the utility would be the balance.
Peter Hark: OK. But in the past, Glenn, you’ve kind of said, you know, what some of the contracts were, whether it was with a (Niagra Mohawk), or you know, there was certain contracts that were pretty, you know, substantial to the business that, you know, we’re getting signed up. And I thought maybe there was some way you could kind of lend some flavor to, you know, this growing portfolio.

New Jersey Resources Conference Call November 1, 2006

Glenn Lockwood: We would announce that publicly if and when we entered into anymore of those types of contracts, Pete.
Peter Hark: OK and then the last one, just a minor issue, or maybe not. I just want to know what the size of the charitable contribution expense was, and whether that was a — was a one-time effort in ‘06.
Glenn Lockwood: No, every year we make some level of charitable contributions, but every year we look at the overall performance of the company, and that number will fluctuate. We are — we will wait for the 10-K to break out the specifics of how much of that was part of the (O&M) in the quarter, and in the year.
Peter Hark: OK, fair enough, Glenn, thank you very much.
Glenn Lockwood: You’re welcome.
Male: Thanks, Pete.
Operator: And gentlemen, at this time, there are no further questions in the queue. Mr. Puma, I’ll turn the conference back to you for any additional remarks.
Dennis Puma: OK, we’d like to thank everybody for being on the call, and we’ll talk to you next quarter. Thank you very much everyone.
Operator: And that concludes today’s conference call. We thank you for your participation. You may disconnect at this time.
END